DNB Financial Corporation

For further information, please contact:
Bruce Moroney
CFO/ Executive Vice President
484-359-3153	FOR IMMEDIATE RELEASE
bmoroney@dnbfirst.com

DNB Financial Corporation
Reports Earnings for the Second Quarter

(July 27, 2005, - Downingtown, PA) DNB Financial Corporation (“DNB”), (OTCBB:DNBF.OB) parent of DNB First, National Association (the “Bank”), today reported results for the second quarter ended June 30, 2005. Current highlights include:

•	Strong loan growth
•	Investments in Key Business Lines
•	New Product and Service Enhancements

Earnings
For the second quarter 2005, DNB reported net income of $535,000 or $0.27 per share on a diluted basis, compared to a profit of $709,000 or $0.35 diluted earnings per share in the second quarter of 2004. During the quarter, DNB continued to make investments in its infrastructure, with a focus on continuing the repositioning of its balance sheet that occurred in 2003 and 2004. DNB’s level of operating expenses has increased based upon the substantial level of investment in key staff, principally revenue producing personnel. This investment contributed to a $333,000 or 10.4% and a $ 613,000 or 9.6% increase in non-interest expenses for the three and six months ended June 30, 2005, compared to the same respective periods in 2004.

For the six months ended June 30, 2005, earnings were $614,000 or $0.31 per share on a diluted basis, compared to a profit of $1.4 million or $0.68 diluted earnings per share for the same period in 2004. The significant reduction in earnings for the six months ended June 30, 2005 was primarily due a pre-tax loss of $699,000 recorded on the sale of investments. In the face of rising short-term interest rates and a flattening yield curve DNB was able to hold its net interest margin relatively flat during the second quarter and has experienced mild margin compression during the first six months of 2005 compared to the first six months of 2004.

Strong Loan Growth
Despite the challenge caused by intense competition in Chester County, DNB’s loan portfolio continued to grow at a healthy pace and our pipeline of pending loans remains very strong. During the most recent quarter, loans grew $18.8 million or 7.7%. For the six months ended June 30, 2005, loans increased $28.7 million or 12.4%. All loan categories showed improvement over 2004’s year-end levels, with the majority of the growth in commercial loans, which increased $11.5 million or 7.6%. Leases increased $5.0 million or 26.0% to $24.3 million and residential loans increased $10.0 million or 53.4% during the first six months of 2005. During the same period, consumer loans increased $2.2 million or 5.2% to $45.4 million.

Investments in Key Business Lines
DNB continued to make significant progress by adding several seasoned individuals who will provide DNB additional leadership serving the Private Banking, Credit and Retail needs of our customers.

Ray M. Mincarelli, Senior Vice President/Commercial Real Estate and Linda D. Humphrey, Vice President Commercial Lending recently joined the organization and have been focusing their efforts on DNB’s new loan production office in Newtown Square, PA. Ray Mincarelli has over 33 years of real estate related experience, with Keystone Financial Bank, National Bank of the Main Line, First Fidelity Bank and Continental Bank while Linda Humphrey, a former Regional Sales Manager with Citizens Bank, brings over 24 years of commercial and retail banking experience to DNB First.

Richard Hartmann joined DNB as our Senior Vice President of Market Development. Richard Hartmann was recently at Susquehanna Bank where he was Executive Vice President/Retail Banking, responsible for 40 offices, 300 employees and $1 billion in deposits. He has over 28 years of retail banking experience including management positions at M & T Bank and PNC.

Glen Reyburn has joined the Bank as Senior Vice President to head up DNB Advisors and was most recently a Vice President for Millennium Wealth Management, serving the needs of high net worth individuals. Prior to Millennium, Glen served as a Vice President in the Private Banking and Wealth Management areas of Hudson United Bank, Wilmington Trust and PNC Bank.

New Product and Service Enhancements
During the quarter a new business money market product was introduced. The Business Prime Account offers to pay a tiered rate that is tied to Prime. Clients can earn up to 40% of the Prime rate with deposits of $50,000 or more.

Also, in June, existing Bill Pay customers were migrated to a new, much more robust product. The new iPay product allows electronic payments; payments can be scheduled in advance; payees can be added simply on-line; live help is available and there is a graphic illustration of all activity in the past 30 days. A major promotion of this enhancement is planned for the third quarter.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $454 million community bank headquartered in Chester County, Pennsylvania. The Bank is the oldest independent bank in the county, founded in 1860, with nine full service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. Customers may also visit DNB at its internet website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2005	2004	2005	2004

EARNINGS:
Total interest income	$5,715	$4,897	$10,922	$9,776
Total interest expense	2,255	1,620	4,137	3,302
Net interest income	3,460	3,277	6,785	6,474
Provision for credit losses	30	-	45	-
Non-interest income	760	822	816	1,609
Non-interest expense	3,538	3,205	6,979	6,366
Net income before income taxes	652	894	577	1,717
Income tax expense (benefit)	117	185	(37)	339
Net income after income taxes	535	709	614	1,378
Net income per share, diluted*	$0.27	$0.35	$0.31	$0.68

PERFORMANCE RATIOS:
Interest rate spread	3.33%	3.32%	3.32%	3.36%
Net interest margin	3.38%	3.37%	3.37%	3.41%
Return on average equity	8.59%	11.70%	4.30%	5.86%
Return on average assets	0.49%	0.72%	0.25%	0.37%

	June 30
	2005	2004

FINANCIAL POSITION:
Total assets	$453,687	$435,319
Loans and leases	261,313	221,539
Deposits	325,595	305,244
Borrowings	100,677	103,013
Stockholders' equity	25,356	24,562

EQUITY RATIOS:
Tier 1 leverage ratio	7.50%	7.21%
Risk-based capital ratio	12.82%	12.78%
Book value per share*	$12.82	$12.35

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2004.